Exhibit 99.01

NEWS

Company Contact: Anthony Christon
Chief Financial Officer
Jaclyn, Inc.
(201) 868-9400

JACLYN, INC. ANNOUNCES TERMINATION OF OPTION
CONTRACT FOR THE SALE OF OFFICE AND WAREHOUSE FACILITY

FOR IMMEDIATE RELEASE

West New York, NJ, April 16, 2007....................Jaclyn, Inc. (AMEX:JLN) today announced the termination of the option contract it previously entered into relating to the sale of the Company’s executive offices and warehouse facility, as well as two adjacent lots, located in West New York, New Jersey.

As previously announced, the option contract was subject to a number of contingencies and conditions, including receipt by the optionee of governmental approvals for the use of Jaclyn’s West New York, New Jersey properties as residential housing. Jaclyn previously granted to the optionee extensions of the time to obtain the approvals. However, the optionee has not received, and advised Jaclyn that he does not expect to receive, the necessary approvals. Accordingly, at the optionee’s request, the parties have agreed to a termination of the contract. The option contract was set to expire by its terms on May 2, 2007.

Under the option contract, the Company is entitled to retain approximately $268,000 in payments made by the optionee during the term of the option contract, including interest. This amount will be reflected in the Company’s financial results for the fourth quarter of the current fiscal year.

In light of the termination of the option contract, the Company now intends to evaluate all of its alternatives with regard to its West New York headquarters, including the general marketing of the property.

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends.

* * * * *

Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infant's and children's apparel, handbags, premiums and related accessories. Our web site is at www.jaclyninc.com.